ARTICLES OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                     CREDIT SUISSE SELECT EQUITY FUND, INC.

                  Credit Suisse Select Equity Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

                  FIRST: Article VI of the Charter of the Corporation is amended to read as follows:

                                   "ARTICLE VI

                                   REDEMPTION
                                   ----------

                  Each holder of shares of the Corporation's capital stock shall be entitled to require the Corporation to redeem all or any part of the shares of capital stock of the Corporation standing in the name of the holder on the books of the Corporation, and all shares of capital stock issued by the Corporation shall be subject to redemption by the Corporation, at the redemption price of the shares as in effect from time to time as may be determined by or pursuant to the direction of the Board of Directors of the Corporation in accordance with the provisions of Article VII, subject to the right of the Board of Directors of the Corporation to suspend the right of redemption or postpone the date of payment of the redemption price in accordance with provisions of applicable law. Without limiting the generality of the foregoing, the Corporation shall, to the extent permitted by applicable law, have the right, at its option and without the consent or approval of shareholders of the Corporation or any class, series or portfolio thereof, at any time to redeem the shares owned by any holder of capital stock of the Corporation (i) if the redemption is, in the opinion of the Board of Directors of the Corporation, desirable in order to prevent the Corporation from being deemed a "personal holding company" within the meaning of the Internal Revenue Code of 1986, as amended, (ii) if the value of the shares in the account maintained by the Corporation or its transfer agent for any class of stock for the stockholder is below an amount determined from time to time by the Board of Directors of the Corporation (the "Minimum Account Balance") and the stockholder has been given notice of the redemption and has failed to make additional purchases of shares in an amount sufficient to bring the value in his account to at least the Minimum Account Balance before the redemption is effected by the Corporation, or
(iii) the Board of Directors has otherwise determined that it is in the best interests of the Corporation to redeem the shares. Without limiting the authority of the Board of Directors under clause (iii) of the immediately foregoing sentence, any such determination may be made in connection with (a) a decision to discontinue issuance of shares of a particular class or classes of capital stock, (b) a decision to combine the assets belonging to, or attributable to shares of a particular class or classes of capital stock with those belonging to, or attributable to another class (or classes) of capital stock, (c) a decision to sell, lease, exchange, convey or

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transfer the assets belonging to, or attributable to a particular class or classes of capital stock to another registered investment company (or class, series or portfolio thereof) in exchange for securities issued by the other registered investment company (or class, series or portfolio thereof), or (d) a decision to liquidate the Corporation or the assets belonging to, or attributable to the particular class or classes of capital stock (subject in each case to any vote of stockholders that may be required by law notwithstanding the foregoing authority granted to the Board of Directors). Notwithstanding any other provision of this Article VI, if certificates representing the redeemed shares have been issued, the redemption price need not be paid by the Corporation until such certificates are presented in proper form for transfer to the Corporation or the agent of the Corporation appointed for such purpose; however, the redemption shall be effective in accordance with the action of the Board of Directors, regardless of whether or not such presentation has been made. Payment of the redemption price shall be made in cash by the Corporation at the time and in the manner as may be determined from time to time by the Board of Directors of the Corporation unless, in the opinion of the Board of Directors, which shall be conclusive, conditions exist that make payment wholly in cash unwise or undesirable; in such event the Corporation may make payment (a) wholly or partly by securities or other property included in the assets belonging or allocable to the class of the shares for which redemption is being sought (including, without limitation, securities of another registered investment company issued to the Corporation in exchange for any such assets), the value of which shall be determined as provided herein, or (b) with the shares of any other existing or new class or classes of capital stock of the Corporation, as determined by the Board of Directors in the exercise of its discretion. Any redemption made pursuant to this section shall be made and be effective upon terms, at the time and in accordance with procedures specified by the Board of Directors. At such time as the redemption is effective, all rights of the holders of such shares shall cease and terminate, except the right to receive the redemption payment and to receive any dividend or distribution to which such holder had previously become entitled as the record holder of such shares on the record date for such dividend or distribution, and the shares so redeemed shall no longer be outstanding for any purpose."

                  SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors on December 12, 2002 and approved by a majority of the stockholders on April 11, 2003.

                  THIRD: The above amendment to the Charter shall become effective as of June 23, 2003.

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


                  IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: June 18, 2003                               /s/Hal Liebes
                                                  ----------------------------
                                                  Hal Liebes
                                                  Vice President and Secretary

ATTEST:

/s/Gregory N. Bressler
----------------------
Gregory N. Bressler
Assistant Secretary



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